MINE DEVELOPMENT ASSOCIATES
MINE ENGINEERING SERVICES

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Crystallex International Corporation, which is being filed with the United States Securities and Exchange Commission, of references to and summaries of the report, Technical Report Update on the Las Cristinas Project, Bolivar State, Venezuela, dated November 7, 2007 (the "Incorporated Information") included in the Annual Information Form of Crystallex International Corporation for the year ended December 31, 2010 (the "AIF").

The undersigned does hereby confirm that he has read those sections of the AIF that pertain to the Technical Report and to the work performed and the AIF fairly and accurately represents the Incorporated Information, and the AIF does not materially misrepresent, by omission or otherwise, any of the Incorporated Information that pertains to the work performed.

The undersigned does also hereby consent to the incorporation by reference in the Registration Statements on Form F-1 (No. 333-08878), on Form F-3 (Nos. 333-125380, 333-101583 and 333-91402) and on Form S-8 (No. 333-126128) of Crystallex International Corporation of the Incorporated Information.

Dated this 31 day of March, 2011

MINE DEVELOPMENT ASSOCIATES INC.

"S. Ristorcelli"
Steven Ristorcelli
P. Geo.

"Tom Dyer"
Thomas Dyer
P. Eng.

775-856-5700

210 South Rock Blvd.
Reno, Nevada 89502
FAX: 775-856-6053